EXHIBIT 99.1

The Chemours Company Reports First Quarter 2020 Results

Preserving Strong Balance Sheet and Liquidity Position behind Solid Q1 Results

WILMINGTON, Del., May 5, 2020 /PRNewswire/ --

First Quarter 2020 Highlights

•	Net Sales of $1.3 billion
•	Net Income of $100 million, with EPS of $0.61
•	Adjusted Net Income of $118 million, with Adjusted EPS of $0.71
•	Adjusted EBITDA of $257 million
•	On April 28th, the company’s board of directors approved a Q2 dividend of $0.25 per share, consistent with the prior quarter

Update on COVID-19 Response

•	Enacted comprehensive measures to protect the health and well-being of Chemours’ employees worldwide
•	All Chemours plants currently operating with minimal impact from COVID-19
•	Launching a program to reduce FY 2020 costs by $160 million to increase financial flexibility
•	Reducing FY 2020 CAPEX by $125 million, from $400 million to $275 million
•	Preserving strong balance sheet, ample liquidity of $1.4 billion with no near-term senior debt maturities
•	Withdrawing FY 2020 guidance due to current demand uncertainty, driven by COVID-19

The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Fluoroproducts, Chemical Solutions and Titanium Technologies, today announced its financial results for the first quarter 2020 and its response to the COVID-19 pandemic.

"Our Q1 results were consistent with our expectations thanks, in part, to improved operating performance across our network. At the same time, we did begin to feel the early impact of COVID-19 in some areas of the business," said Chemours President and CEO Mark Vergnano. “We are laser focused on the safety of our employees and the support of our customers. I am proud to report that our quick implementation of health screening procedures and procurement of additional protective equipment has allowed us to operate our manufacturing facilities with minimal coronavirus-related disruption. In addition, we have enacted a broad set of initiatives to reduce costs that will help improve our financial flexibility and enable us to promptly respond to changing conditions in the near term."

First quarter 2020 net sales were $1.3 billion in comparison to $1.4 billion in the prior-year first quarter. Results were driven primarily by higher volume in Titanium Technologies, more than offset by lower volume in Fluoroproducts and lower global average prices across all segments. First quarter net income was $100 million, or $0.61 per diluted share. Adjusted Net Income was $118 million, with Adjusted EPS of $0.71 up 8% and 13% respectively from the prior year. Adjusted EBITDA for the first quarter 2020 was $257 million in comparison to $262 million in the previous year first quarter, a result of lower F-Gas quota sales and prices, partially offset by reduced costs year-over-year.

Fluoroproducts
In the first quarter 2020, Fluoroproducts segment net sales were $600 million in comparison to $687 million in the prior-year. Softer demand was primarily driven by the impact of COVID-19 in Asia Pacific and several end markets globally, resulting in lower volumes versus last year's first quarter. Average price was down 4 percent on a year-over-year basis. Segment Adjusted EBITDA of $140 million decreased 12 percent versus the prior-year quarter, negatively impacted by limited F-gas quota sales due to illegal imports of HFC refrigerants into the EU. This was partially offset by the improved efficiency from the Corpus Christi Opteon™ facility ramp up, lower costs due to improved operational execution and cost reductions across the business.  Margins improved sequentially from 19% in the fourth quarter 2019 to 23% in the first quarter 2020.

EXHIBIT 99.1

Chemical Solutions
Chemical Solutions segment net sales were $92 million, a 31 percent decrease versus the prior-year first quarter. Volumes were lower year-over-year primarily driven by the Methylamines and Methylamides business divestiture in the fourth quarter 2019. Lower average prices were driven by lower raw material price pass-throughs and regional customer mix. Adjusted EBITDA of $15 million was flat in comparison to the prior-year quarter, reflecting a 500 bps improvement in margins to 16% from 11% in the prior-year.

Titanium Technologies
Titanium Technologies segment net sales in the first quarter were $613 million, up 10% in comparison to the prior-year quarter. Volumes improved 19% on year-over-year basis and 2% on a sequential basis. The higher volume of Ti-Pure™ titanium dioxide was driven by a combination of steady demand and expected market share regain in plastics. Global average selling prices declined by 2% sequentially and 8% year-over-year. Segment Adjusted EBITDA increased by 10% to $138 million, in comparison to $126 million in last year’s first quarter. Margins improved sequentially from 19% in the fourth quarter 2019 to 23% in the first quarter 2020 reflecting improved fixed cost absorption.

Corporate and Other
Corporate and Other in the first quarter 2020 represented a $36 million offset to Adjusted EBITDA, versus a $38 million offset in the prior-year quarter. This decrease was primarily attributable to lower external spend.

The company realized an Adjusted Effective Tax Rate of approximately 5 percent for the quarter.

Liquidity
As of March 31, 2020, consolidated gross debt was $4.1 billion. Debt, net of $714 million cash, was $3.4 billion, resulting in a net leverage ratio of approximately 3.3 times on a trailing twelve-month Adjusted EBITDA basis.  Total liquidity was $1.4 billion, comprised of $714 million of cash and $699 million of revolver capacity.

Cash provided by operating activities for the first quarter of 2020 was $44 million, versus $(44) million in the prior-year quarter. Capital expenditures for the first quarter 2020 were $106 million, versus $133 million in last year's first quarter. Free Cash Flow for the first quarter 2020 was a $62 million outflow versus the prior-year quarter of a $177 million outflow.

As previously announced, the company drew down $300 million of the revolving credit facility on April 8, 2020 as a precautionary action. The repayment of these borrowings is expected to occur when the uncertainty in the global markets subsides.

Outlook
Vergnano said: "In light of the uncertainty created by this pandemic, we are withdrawing our full-year 2020 guidance. However, Chemours is quickly taking steps to best weather the current conditions, including protocols to safeguard the health and well-being of our employees as COVID-19 runs its course. At the same time, we have taken decisive action to reduce FY 2020 costs by reducing overhead, discretionary spend, and CAPEX. The entire Chemours team is fully engaged to serve our customers, render aid in our communities around the world, and assist in the fight against COVID-19."

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Wednesday, May 6, 2020 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

EXHIBIT 99.1

About The Chemours Company
The Chemours Company (NYSE: CC) is a global leader in titanium technologies, fluoroproducts, and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining, and general industrial manufacturing. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™. In 2019, Chemours was named to Newsweek’s list of America’s Most Responsible Companies. The company has approximately 7,000 employees and 30 manufacturing sites serving approximately 3,700 customers in over 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans, prospects, targets, goals and commitments, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. In addition, the current COVID-19 pandemic has significantly impacted the national and global economy and commodity and financial markets. The full extent and impact of the pandemic is unknown and to date has included extreme volatility in

EXHIBIT 99.1

financial and commodity markets, a significant slowdown in economic activity, and increased predictions of a global recession. The public and private sector response has led to significant restrictions on travel, temporary business closures, quarantines, stock market volatility, and a general reduction in consumer and commercial activity globally. Matters outside our control have affected our business and operations and may or may continue to limit travel of employees to our business units domestically and internationally, adversely affect the health and welfare of our personnel, significantly reduce the demand for our products, hinder our ability to provide goods and services to customers, cause disruptions in our supply chains, adversely affect our business partners or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in our Annual Report on Form 10-K for the year ended December 31, 2019. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS
Jonathan Lock
VP, Corporate Development and Investor Relations
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
David Rosen
Global Leader, Media Relations and Strategic Communications
+1.302.773.2711
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Net sales	$1,305	$1,376
Cost of goods sold	1,007	1,080
Gross profit	298	296
Selling, general, and administrative expense	125	156
Research and development expense	24	22
Restructuring, asset-related, and other charges	11	8
Total other operating expenses	160	186
Equity in earnings of affiliates	8	8
Interest expense, net	(54)	(51)
Other (expense) income, net	(15)	40
Income before income taxes	77	107
(Benefit from) provision for income taxes	(23)	13
Net income	100	94
Net income attributable to Chemours	$100	$94
Per share data
Basic earnings per share of common stock	$0.61	$0.56
Diluted earnings per share of common stock	0.61	0.55

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$714	$943
Accounts and notes receivable, net	681	674
Inventories	1,114	1,079
Prepaid expenses and other	82	81
Total current assets	2,591	2,777
Property, plant, and equipment	9,214	9,413
Less: Accumulated depreciation	(5,770)	(5,854)
Property, plant, and equipment, net	3,444	3,559
Operating lease right-of-use assets	281	294
Goodwill and other intangible assets, net	172	174
Investments in affiliates	167	162
Other assets	293	292
Total assets	$6,948	$7,258
Liabilities
Current liabilities:
Accounts payable	$841	$923
Short-term and current maturities of long-term debt	22	134
Other accrued liabilities	480	484
Total current liabilities	1,343	1,541
Long-term debt, net	4,012	4,026
Operating lease liabilities	233	245
Deferred income taxes	88	118
Other liabilities	611	633
Total liabilities	6,287	6,563
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 189,537,718 shares issued and 164,218,483 shares outstanding at March 31, 2020; 188,893,478 shares issued and 163,574,243 shares outstanding at December 31, 2019)	2	2
Treasury stock, at cost (25,319,235 shares at March 31, 2020 and December 31, 2019)	(1,072)	(1,072)
Additional paid-in capital	870	859
Retained earnings	1,308	1,249
Accumulated other comprehensive loss	(453)	(349)
Total Chemours stockholders’ equity	655	689
Non-controlling interests	6	6
Total equity	661	695
Total liabilities and equity	$6,948	$7,258

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net income	$100	$94
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	79	76
Equity in earnings of affiliates, net	(4)	(7)
Amortization of debt issuance costs and issue discounts	2	3
Deferred tax benefit	(43)	(7)
Asset-related charges	1	—
Stock-based compensation expense	8	8
Net periodic pension cost	3	1
Defined benefit plan contributions	(8)	(6)
Other operating charges and credits, net	3	4
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(11)	16
Inventories and other operating assets	(42)	(49)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(44)	(177)
Cash provided by (used for) operating activities	44	(44)
Cash flows from investing activities
Purchases of property, plant, and equipment	(106)	(133)
Foreign exchange contract settlements, net	(6)	(1)
Cash used for investing activities	(112)	(134)
Cash flows from financing activities
Proceeds from accounts receivable securitization facility	12	—
Debt repayments	(128)	(3)
Payments on finance leases	(1)	—
Purchases of treasury stock, at cost	—	(255)
Proceeds from exercised stock options, net	5	6
Payments related to tax withholdings on vested stock awards	(2)	(30)
Payments of dividends	(41)	(42)
Cash used for financing activities	(155)	(324)
Effect of exchange rate changes on cash and cash equivalents	(6)	(2)
Decrease in cash and cash equivalents	(229)	(504)
Cash and cash equivalents at January 1,	943	1,201
Cash and cash equivalents at March 31,	$714	$697

Supplemental cash flows information
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$37	$(11)
Obligations incurred under build-to-suit lease arrangement	—	17
Purchases of treasury stock not settled by period-end	—	6

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2020	2019	(Decrease)	2019	(Decrease)
Fluoroproducts	$600	$687	$(87)	$614	$(14)
Chemical Solutions	92	134	(42)	129	(37)
Titanium Technologies	613	555	58	610	3
Total Net Sales	$1,305	$1,376	$(71)	$1,353	$(48)

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2020	2019	(Decrease)	2019	(Decrease)
Fluoroproducts	$140	$159	$(19)	$117	$23
Chemical Solutions	15	15	—	25	(10)
Titanium Technologies	138	126	12	115	23
Corporate and Other	(36)	(38)	2	(30)	(6)
Total Adjusted EBITDA	$257	$262	$(5)	$227	$30

Adjusted EBITDA Margin	20%	19%		17%

Quarterly Change in Net Sales from the three months ended March 31, 2019
	March 31, 2020	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2019	Price	Volume	Currency	Portfolio
Total Company	$1,305	(5)%	(5)%	3%	(1)%	(2)%

Fluoroproducts	$600	(13)%	(4)%	(8)%	(1)%	—%
Chemical Solutions	92	(31)%	(4)%	(7)%	—%	(20)%
Titanium Technologies	613	10%	(8)%	19%	(1)%	—%

Quarterly Change in Net Sales from the three months ended December 31, 2019
	March 31, 2020	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2019	Price	Volume	Currency	Portfolio
Total Company	$1,305	(4)%	(2)%	—%	—%	(2)%

Fluoroproducts	$600	(2)%	(3)%	1%	—%	—%
Chemical Solutions	92	(29)%	—%	(10)%	—%	(19)%
Titanium Technologies	613	—%	(2)%	2%	—%	—%

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; asset impairments; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Net income (loss) attributable to Chemours	$100	$94	$(317)
Non-operating pension and other post-retirement employee benefit (income) cost (1)	—	(3)	373
Exchange losses (gains), net	24	(6)	4
Restructuring, asset-related, and other charges	11	8	38
Loss on sales of assets and businesses	—	—	1
Transaction costs	2	—	2
Legal and environmental charges (2)	10	29	132
Adjustments made to income taxes (3)	(19)	(5)	(5)
Benefit from income taxes relating to reconciling items (4)	(10)	(8)	(136)
Adjusted Net Income (5)	118	109	92
Interest expense, net	54	51	52
Depreciation and amortization	79	76	79
All remaining provision for income taxes (5)	6	26	4
Adjusted EBITDA	$257	$262	$227

Adjusted effective tax rate (5)	5%	19%	5%
(1)

The three months ended December 31, 2019 includes a $380 settlement loss related to a significant portion of our Netherlands pension plan, specific to the vested pension benefits of the inactive participants. See “Note 27 – Long-term Employee Benefits” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019 for further details.

(2)

Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other legal charges. Environmental charges pertains to estimated liabilities associated with on-site remediation, off-site groundwater remediation, and toxicity studies related to Fayetteville. The three months ended March 31, 2020 includes $8 in additional charges for the approved final Consent Order associated with certain matters at Fayetteville. The three months ended March 31, 2019 includes $27 in additional charges for the estimated liability associated with Fayetteville. The three months ended December 31, 2019 includes $132 in additional charges for the approved final Consent Order associated with certain matters at Fayetteville. See “Note 16 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019 for further details.

(3)

Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, historical valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.

(4)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(5)	Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Numerator:
Net income (loss) attributable to Chemours	$100	$94	$(317)
Adjusted Net Income	118	109	92
Denominator:
Weighted-average number of common shares outstanding - basic	164,247,449	167,866,468	163,519,362
Dilutive effect of the Company's employee compensation plans (1)	1,010,542	4,194,432	1,370,113
Weighted-average number of common shares outstanding - diluted (1)	165,257,991	172,060,900	164,889,475

Basic earnings (loss) per share of common stock	$0.61	$0.56	$(1.94)
Diluted earnings (loss) per share of common stock (1)	0.61	0.55	(1.94)
Adjusted basic earnings per share of common stock	0.72	0.65	0.56
Adjusted diluted earnings per share of common stock (1)	0.71	0.63	0.56
(1)

In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended December 31, 2019. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended December 31, 2019, as Adjusted Net Income was in a net income position.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flows to GAAP Cash Flow Provided by Operating Activities Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Cash flows provided by (used for) operating activities	$44	$(44)	$400
Less: Purchases of property, plant, and equipment	(106)	(133)	(96)
Free Cash Flows	$(62)	$(177)	$304

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve Months Ended March 31,
	2020	2019
Adjusted EBITDA (1)	$1,015	$1,535
Less: Depreciation and amortization (1)	(313)	(289)
Adjusted EBIT	$702	$1,246

	As of March 31,
	2020	2019
Total debt	$4,034	$3,978
Total equity	661	816
Less: Cash and cash equivalents	(714)	(697)
Invested capital, net	$3,981	$4,097
Average invested capital (2)	$4,140	$3,853

Return on Invested Capital	17%	32%

(1)

Reconciliations of Adjusted EBITDA to net income (loss) attributable to Chemours are provided on a quarterly basis. See the preceding table for the reconciliation of Adjusted EBITDA to net income (loss) attributable to Chemours for the three months ended March 31, 2020 and 2019.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.